Exhibit 3.1

ARTICLES OF AMENDMENT

TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HAMPTON ROADS BANKSHARES, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Hampton Roads Bankshares, Inc.

2.	The Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) are amended as follows:

(a)	The following paragraph is hereby added to the Articles as Article III, paragraph (a)(i):

“(i)                  As of 11:59 p.m. on April 27, 2011 (the “Effective Time”), a reverse stock split (“Reverse Stock Split”) will occur, a result of which each twenty five (25) shares of issued and outstanding Common Stock of the Corporation ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation's Common Stock ("New Common Stock”).  The Corporation will not issue fractional shares. The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.  From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provisions hereof.”

3.	The foregoing amendment was adopted on September 28, 2010.

4.
Pursuant to Article VIII of the Corporation’s Amended and Restated Articles of Incorporation, this amendment has been approved and recommended by at least two-thirds (2/3) of the Board of Directors of the Corporation.

5.	The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment(s) were:

Designation	Number of outstanding shares	Number of votes

Common Stock	22,153,445	22,153,445

(b)	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:

Designation	Total votes FOR	Total votes AGAINST

Common Stock	15,804,359	1,581,559

(c)	The total number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

     IN WITNESS WHEREOF, Hampton Roads Bankshares Inc. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed by Douglas J. Glenn, a duly authorized officer of the Corporation, on April 25, 2011.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Douglas J. Glenn
Douglas J. Glenn
Executive Vice President, General Counsel and Chief Operating Officer